SETTLEMENT AGREEMENT

THIS AGREEMENT is made effective as of the 16th day of September, 2009.

BETWEEN:

ELLYCRACK AS, a Norway corporation having an office in Oslo, Norway ("**Ellycrack**")

- and -

WESCORP ENERGY, INC, a Delaware corporation having an office in Calgary, Alberta, Canada ("**Wescorp**")

RECITALS:

1. Ellycrack and Wescorp entered into a memorandum of understanding dated August 4, 2004 (as supplemented, amended or replaced prior to the date hereof, the "**MOU**").

2. Ellycrack and Wescorp have agreed to terminate the MOU and all related agreements and obligations upon the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and of the covenants and agreements of the parties herein set forth, the parties hereto covenant and agree with one another as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, including the recitals, the following expressions shall have the following meanings:

(a) "**Agreement**" means this agreement, as amended and supplemented from time to time;

(b) "**Applicable Laws**" means (i) any governmental, federal, state or municipal (foreign or local) statute, enactment, regulation or rule, (ii) the lawful requirements, rules, standards, by-laws, regulations, orders or similar enactments of any governmental authority having jurisdiction, and (iii) any provision or condition of any permit, license or other governmental authorization;

(c) "**Business Day**" means any day other than Saturday, Sunday or any statutory holiday in Oslo, Norway or Calgary, Alberta;

(d) **"Heavy Oil Upgrading Business"** means the business of developing, testing and commercializing of any technologies which are used to upgrade heavy oil by breaking the carbon-carbon bonds;

(e) **"Outstanding Invoices"** means all invoices in the aggregate amount of NOK 833,000 which were previously issued by Ellycrack to Wescorp under the MOU for services rendered by Ellycrack in connection with the VISCOSITOR Project and which have not been paid prior to the date hereof;

(f) **"Person"** means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or government authority, authority or entity however designated or constituted;

(g) **"Subsidiary"** means with respect to an entity:

(i) any corporation of which such entity, alone or in conjunction with its other Subsidiaries, owns or controls (legally or beneficially) an aggregate number of voting shares sufficient to enable the election of a majority of the directors regardless of the manner in which other voting shares are voted;

(ii) any partnership of which, at the time, such entity, alone or in conjunction with its other Subsidiaries, (A) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof, and (B) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or

(iii) any other person that is a legal entity of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by such entity, alone or in conjunction with its other Subsidiaries;

and shall include any person in like relation to a Subsidiary;

(h) **"Terminated Project Agreements"** means the MOU, the Test Rig Agreement and any and all other agreements, arrangements and understandings between Ellycrack and Wescorp (including the Wescorp Subsidiaries) which are in existence on the date hereof, but excluding for certainty this Agreement;

(i) **"Test Rig Agreement"** means the Agreement for Relocating the VISCOSITOR Test Rig dated August 28, 2006 between Ellycrack and Wescorp, as supplemented, amended or replaced prior to the date hereof;

(j) **"VISCOSITOR Contracts"** means the following contracts (as supplemented, amended or replaced prior to the date hereof):

(i) the Technical Services Agreement (Engineering Services) made as of June 10, 2005 between Wescorp and Bantrel Co.;

(ii) the Agreement for Research Program for the Analysis of the Ellycrack Process made as of October 5, 2006 between Flowstar Technologies Inc. and the Saskatchewan Research Council; and

(iii) the Confidentiality Agreement for the Development of Bitumen Field Upgrading Technology made on December 23, 2005 between Wescorp and the Saskatchewan Research Council;

(k) **"VISCOSITOR Project"** means the joint venture that was previously intended to be formed between Ellycrack and Wescorp to develop, test and commercialize the VISCOSITOR Technologies, as contemplated in the MOU;

(l) **"VISCOSITOR Project Assets"** means all property and assets which form part of the VISCOSITOR Project including the following:

(i) the test rig referred to in the Test Rig Agreement (including all additions and modifications thereto);

(ii) the VISCOSITOR Technologies (including all intellectual property rights, know-how and documentation relating thereto); and

(iii) all designs, work products and other documentation resulting from the VISCOSITOR Contracts;

but excluding the Terminated Project Agreements;

(m) **"VISCOSITOR Technologies"** means the following technologies which have been developed by Ellycrack:

(i) VISCOSITOR, which is described and currently protected by the following patents in the following countries:

Patent number	**Country**	**Attachment**
312302	NORWAY	A – patent letter
2,359,779	CANADA	B – patent letter
6,660,158	USA	C – patent letter

(ii) GASBLASTER, which is described by a patent application filed in Norway on February 3, 2005, and for which a patent is pending in PCT and Venezuela; and

(iii) SANDBLASTER, which will be described by a patent application under preparation;

and includes all improvements and modifications thereto;

(n) **"Wescorp Subsidiaries"** means Wescorp Services (USA) Inc., Wescorp Services Inc., Wescorp Technologies Inc., Total Fluid Solutions Inc., Flowstar Technologies Inc., Flowstar International Inc., Flowstar Technologies (USA) Inc., Vasjar Trading Ltd., Penta Holdings Inc., Quadra Products International Inc, Flowstar Services Inc., Total Fluid Solutions USA Inc., Raider Chemical Corporation and Raider Chemical USA Corp.

1.2 Interpretation

In this Agreement, unless otherwise expressly stated:

(a) references to a "party" or "parties" are references to a party or parties to this Agreement, and references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Article, Section or subsection;

(b) references to an "Article" or "Section" are references to an Article or Section of or to this Agreement;

(c) references to "include" and "including" are not meant to be exhaustive and therefore should be construed as "include without limitation" or "including without limitation";

(d) words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders, and references to a "person" or "persons" shall include individuals, corporations, companies, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

(e) the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and

(f) time is of the essence in this Agreement.

1.3 Binding of Subsidiaries

(a) Wescorp hereby (i) represents and warrants to Ellycrack that all of the Subsidiaries of Wescorp on the date hereof are listed in the definition of Wescorp Subsidiaries and (ii) covenants and agrees with Ellycrack that Wescorp will ensure that each of the Wescorp Subsidiaries fully complies with all of the terms of this Agreement for so long as such Wescorp Subsidiary is a Subsidiary of Wescorp.

(b) Ellycrack hereby represents and warrants that it does not have any Subsidiaries on the date hereof.

1.4 Entire Agreement

This Agreement expresses and constitutes the entire agreement between the parties hereto with respect to matters contemplated hereby, and supersedes any previous agreements or understandings with respect thereto including the document entitled "Principles for Settlement Agreement between Wescorp and Ellycrack" dated March 11, 2009 and all previous offers from Ellycrack. This Agreement may be amended only by written instrument executed by the parties hereto.

ARTICLE 2
SETTLEMENT TERMS

2.1 Termination of Terminated Project Agreements

Each of the Terminated Project Agreements is hereby terminated in its entirety.

2.2 VISCOSITOR Project

(a) Wescorp (including the Wescorp Subsidiaries) hereby assigns, transfers and conveys all of its and their rights, title and interest in and to the VISCOSITOR Technologies and the designs, work products and other documentation resulting from the VISCOSITOR Contracts to Ellycrack on an "as is where is" basis without any representation or warranty of any kind (other than those expressly set forth in this Agreement).

(b) Wescorp (including the Wescorp Subsidiaries) hereby acknowledges and agrees that it and they have no interest whatsoever in any of the VISCOSITOR Project Assets which are not included in the assignment in Section 2.2(a).

(c) Wescorp hereby agrees to:

(i) promptly deliver, or cause to be delivered, physical possession of all VISCOSITOR Project Assets within the possession of Wescorp (including the Wescorp Subsidiaries) or, subject to Wescorp being entitled at law to receive it, and Wescorp actually receiving it, within the possession of any counterparty to the VISCOSITOR Contracts; and

(ii) indemnify, save harmless and defend Ellycrack from and against any and all claims arising under any of the VISCOSITOR Contracts including any and all claims in respect of amounts which are owing by Wescorp (including the Wescorp Subsidiaries) under the VISCOSITOR Contracts.

(d) Wescorp hereby represents and warrants to Ellycrack that:

(i) Wescorp (including and the Wescorp Subsidiaries) have not assigned or encumbered any of its or their interests in the VISCOSITOR Project Assets to any third party prior to the date hereof and that any such interests which are being assigned to Ellycrack under this Agreement are free and clear of

any liens, claims or encumbrances created by, through or under Wescorp or any of the Wescorp Subsidiaries;

(ii) to the best of Wescorp's knowledge, all subsisting agreements with third parties regarding the VISCOSITOR Project are described in the definition of VISCOSITOR Contracts and all subsisting claims and defaults under the VISCOSITOR Contracts have been fully disclosed to Ellycrack in writing prior to the date hereof;

(iii) to the best of Wescorp's knowledge, all material property and assets which form part of the VISCOSITOR Project Assets are described in parts (i), (ii) and (iii) of the definition of VISCOSITOR Project Assets in Section 1.1(l); and

(iv) all market contacts and potential customers that have had any material discussions and correspondence with Wescorp (including the Wescorp Subsidiaries) in connection with the VISCOSITOR Project have been fully disclosed in writing to Ellycrack prior to the date hereof.

(e) Ellycrack hereby represents and warrants to Wescorp that:

(i) Ellycrack has not assigned any of its interests in the VISCOSITOR Project Assets to any third party prior to the date hereof;

(ii) to the best of Ellycrack's knowledge, there are no subsisting agreements that have been made by Ellycrack, or its officers and directors, with third parties in any way related to, or dealing with, the subject matter of the VISCOSITOR Project or this Settlement Agreement; and

(iii) to the best of Ellycrack's knowledge, all material property and assets which form part of the VISCOSITOR Project Assets are described in parts (i), (ii) and (iii) of the definition of VISCOSITOR Project Assets in Section 1.1(l).

2.3 Settlement Payment

(a) Concurrent with the execution of this Agreement, and as consideration for Wescorp entering into this Agreement, Ellycrack agrees to pay NOK 833,000 to Wescorp.

(b) Wescorp acknowledges and agrees that the consideration from Ellycrack described in Section 2.3(a) is inclusive of any and all liability on the part of Ellycrack for any Canadian taxes (including goods and services, withholding or sales taxes) arising from any or all of the transactions arising under this Agreement and that Ellycrack will not be responsible for any such taxes.

(c) Ellycrack acknowledges and agrees that the consideration from Wescorp described in Sections 2.1 and 2.2 is inclusive of any and all liability on the part of

Wescorp for any Norwegian taxes (including value added taxes) arising from any or all of the transactions arising under this Agreement and that Wescorp will not be responsible for any such taxes.

2.4 Repayment of Outstanding Invoices

(a) Ellycrack represents and warrants to Wescorp that:

(i) the Outstanding Invoices are in the total amount of NOK 833,000; and

(ii) other than the Outstanding Invoices, no other amounts have been invoiced to and are still outstanding by, are owed by, or have accrued, by Wescorp or its Subsidiaries to Ellycrack, Olav Ellingsen, or any Person that either of them, directly or indirectly, control.

(b) Wescorp irrevocably directs Ellycrack to retain the payment described in Section 2.3(a) and to set-off such payment against the Outstanding Invoices.

2.5 Issuance of Ellycrack Shares

(a) Within 14 days after delivery to Wescorp by Ellycrack of a fully executed copy of this Agreement, Wescorp shall have the option to subscribe for 725,000 fully paid and non-assessable shares of Ellycrack at an issue price of NOK 0.10 per share. Such option may be exercised by delivery of notice in writing to Ellycrack together with payment of the full subscription price by wire transfer to Nordea Bank Norge ASA, Box 1166 Sentrum, 0107 Oslo, Norway, Swift: NDEANOKK, Iban: No 03 6546.05.15267, Account: 6546.05.15267. If such notice or such payment is not delivered by such date, then such option shall terminate. This option is non-transferable and may only be exercised in whole but not in part.

(b) As soon as reasonably practicable after the exercise of the above option and receipt of payment of the above subscription price within the exercise period referred to above, Ellycrack agrees to issue 725,000 fully paid and non-assessable shares of Ellycrack to Wescorp, and such shares will be duly registered and evidenced in the same manner as Wescorp's existing shares in Ellycrack.

(c) Ellycrack hereby represents and warrants to Wescorp that, immediately after the share issuance described in Sections 2.5(a) and 2.5(b) is completed with Wescorp, Wescorp will own 23.72% of the issued and outstanding shares of Ellycrack on a fully diluted basis (assuming that Wescorp has not transferred any of its shares in Ellycrack).

(d) Ellycrack covenants and agrees that (subject to Section 2.5(e)):

(i) if Ellycrack proposes to issue shares to any Person (excluding pursuant to any stock options issued to employees, officers and directors pursuant to Ellycrack's stock option plan), Ellycrack shall give its other existing shareholders (including Wescorp if Wescorp is then a shareholder of

Ellycrack) a written allotment notice setting out the number and class of shares which Ellycrack proposes to issue, and the price and terms upon which such shares are being offered (**"Allotment Notice"**); and

(ii) after receipt of an Allotment Notice, Wescorp may, by written notice given to Ellycrack at any time within the subscription period stated in such Allotment Notice (which cannot be less than 30 days), subscribe for such quantity of unissued shares of Ellycrack as Wescorp may determine, upon the terms and conditions set out in the Allotment Notice; provided that, unless otherwise agreed by Ellycrack, Wescorp shall not be entitled to subscribe for a percentage of the unissued shares which is in excess of that percentage of the total issued and outstanding shares of Ellycrack then owned by Wescorp immediately prior to the issuance of shares described in the Allotment Notice.

(e) Notwithstanding the provisions of Section 2.5(d), Ellycrack shall be entitled to issue shares to any external investor as part of a bona fide arm's length financing arrangement between Ellycrack and such arm's length investor (which financing arrangement may be in the form of equity or a combination of debt and equity); provided that such issuance is permitted by an ordinary or extraordinary general assembly of Ellycrack's shareholders or by way of a proxy given to the board of directors of Ellycrack at such an assembly. For clarity, these proxy rights permit the board of directors to override the general pre-emptive rights of the shareholders of Ellycrack to participate in future share issuances and may be exercised in a manner which permits multiple issuances with the same arm's length investor.

ARTICLE 3
MUTUAL RELEASES

3.1 Release by Wescorp

(a) Wescorp (on behalf of itself and the Wescorp Subsidiaries) hereby releases and forever discharges Ellycrack (including its directors, officers, employees and agents and shareholders) (in this Section 3.1, the **"released parties"**) from any and all claims, demands, suits, actions or causes of action of any nature whatever which Wescorp and the Wescorp Subsidiaries has, had or may claim to have against the released parties or any of them for any matter, cause or thing existing or arising up to the date of this Agreement to the extent such matter, cause or thing arises out of or is in any way related to or connected with the VISCOSITOR Project. This release shall not apply to any claims or actions arising out of any breach of this Agreement by any of Ellycrack and the released parties.

(b) Wescorp covenants and agrees with Ellycrack that Wescorp (including the Wescorp Subsidiaries) shall not make any claim or take any proceedings with respect to any matter released and discharged herein which may result in any claim arising against

Ellycrack for contribution or indemnity or other relief in respect of the matters herein released by Wescorp.

3.2 Release by Ellycrack

(a) Ellycrack hereby releases and forever discharges Wescorp (including the Wescorp Subsidiaries and their respective directors, officers, employees and agents and shareholders) (in this Section 3.2, the "**released parties**") from any and all claims, demands, suits, actions or causes of action of any nature whatever which Ellycrack has, had or may claim to have against the released parties or any of them for any matter, cause or thing existing or arising up to the date of this Agreement to the extent such matter, cause or thing arises out of or is in any way related to or connected with the VISCOSITOR Project including the Outstanding Invoices. This release shall not apply to any claims or actions arising out of any breach of this Agreement by any of Wescorp, the Wescorp Subsidiaries and the released parties.

(b) Ellycrack covenants and agrees with Wescorp that Ellycrack shall not make any claim or take any proceedings with respect to any matter released and discharged herein which may result in any claim arising against Wescorp (including the Wescorp Subsidiaries) for contribution or indemnity or other relief in respect of the matters herein released by Ellycrack.

ARTICLE 4
CONFIDENTIALITY

4.1 Confidentiality

Wescorp (including the Wescorp Subsidiaries) shall not, without the prior written consent of Ellycrack, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information concerning any matters affecting or relating to the VISCOSITOR Project Assets; provided that (i) any information which is in the public domain shall not be considered confidential information and (ii) any disclosure required by applicable law or stock exchange requirements shall be permitted so long as, to the extent reasonably practicable, Wescorp gives Ellycrack a reasonable opportunity to review and comment on such disclosure prior to the making of same.

ARTICLE 5
NON-COMPETITION

5.1 Non-Competition by Wescorp

(a) Except for Wescorp's present or future investment in Ellycrack, Wescorp (on behalf of itself and the Wescorp Subsidiaries) covenants with Ellycrack that Wescorp and the Wescorp Subsidiaries will not, whether directly or indirectly, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, venture, company or corporation as principal, agent, financier, investor, shareholder or representative, or in any other manner

whatsoever provide services, carry on, be engaged in, concerned with or interested in any person or persons, firm, association, syndicate, venture, company or corporation engaged in, concerned with or interested in the Heavy Oil Upgrading Business for a period of 10 years from the date of this Agreement. For certainty, Ellycrack acknowledges and agrees that Wescorp (including the Wescorp Subsidiaries) may be involved in any technologies which are outside of the Heavy Oil Upgrading Business including, but not limited to, oil water separation and related technologies in the oil industry.

(b) If Wescorp or any of the Wescorp Subsidiaries is offered any technology relating to the Heavy Oil Upgrading Business, then Wescorp agrees to use reasonable commercial efforts to introduce such technology to Ellycrack and, if Ellycrack elects to actively pursue such technology, then Wescorp shall be entitled to be paid a finders' fee in an amount to be negotiated between Ellycrack and Wescorp in good faith; provided that, for certainty, the provisions of Section 5.1 shall continue to apply regardless of whether Ellycrack elects to pursue such technology.

(c) The restrictions in Section 5.1(a) shall not restrict:

(i) Wescorp (including the Wescorp Subsidiaries) from providing services or products to customers which are involved in the Heavy Oil Upgrading Business; provided that Wescorp and the Wescorp Subsidiaries do not directly or indirectly participate in such customers' activities in the Heavy Oil Upgrading Business;

(ii) Wescorp (including the Wescorp Subsidiaries) from collectively acquiring up to (but not more than) five percent (5%) of any class of securities of any publicly-traded entity which is involved in the Heavy Oil Upgrading Business (but without otherwise participating in the activities of such entity); or

(iii) any Person (other than Wescorp and the Wescorp Subsidiaries) who after the date hereof directly or indirectly acquires all or a significant portion of the assets of Wescorp or any of the Wescorp Subsidiaries and who at the date of such acquisition is involved in part in the Heavy Oil Upgrading Business; provided that after the date of such acquisition, Wescorp and the Wescorp Subsidiaries do not directly or indirectly participate in such Person's (or such Person's Subsidiaries') activities in the Heavy Oil Upgrading Business.

(d) The restrictions in Section 5.1(a) shall cease to apply to any Wescorp Subsidiary from and after the date that such entity ceases to be a Subsidiary of Wescorp and operates on an arms length and independent basis from Wescorp and its officers and directors; provided that such cessation shall not affect any breach of these restrictions which may have occurred prior to such date.

5.2 Injunctive Relief

Wescorp (on behalf of itself and the Wescorp Subsidiaries) recognizes and agrees that, in the event of a breach of Section 5.1, Ellycrack will suffer immediate and irreparable harm and damage as a result of such breach, and shall, in addition to such other remedies as may be available to them at law and in equity, be entitled to injunctive relief against Wescorp (including the Wescorp Subsidiaries) or any of them who have breached Section 5.1.

ARTICLE 6
GENERAL

6.1 General Representations and Warranties

Each of the parties hereby represents and warrants to the other party that:

(a) such representing party has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder;

(b) the execution, delivery and performance of this Agreement by such representing party has been duly authorized by the board of directors of such representing party and does not conflict with or require any consents under any Applicable Laws (in Canada in the case of Wescorp and in Norway in the case of Ellycrack);

(c) this Agreement is enforceable against such representing party in accordance with its terms; and

(d) such representing party is not insolvent.

6.2 Survival of Representations and Warranties

All of the representations and warranties set forth in this Agreement shall survive for a period of 2 years after the date of this Agreement.

6.3 Assignment

No party hereto shall assign or transfer and of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

6.4 Notices

All notices and other communications given in connection with this Agreement shall be in writing, and the respective addresses of the parties for the service of any such notices or other communications shall be as follows:

Ellycrack: Ellycrack AS

Oslo Innovation Center
Forskningsparken
Gaustadallèen 21
0349 Oslo

Norway
(Tel) +47 57 74 12 77
(Fax) +47 57 74 12 89

With a copy to :

Richard Borden
Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue S.W.
Calgary, Alberta, Canada T2P 4H2
(Tel) +1 403 267 8362
(Fax) +1 403 264 5973

Wescorp: Suite 770, 435-4th Avenue S.W.
Calgary, Alberta, Canada T2P 3A8
(Tel) 403-206-3990
(Fax) 403-206-3993
Attention: Mr. Doug Biles, President

With a copy to :

Michael Crozier
Bryan and Co., LLP
#2600, 10180 101 Street
Edmonton, Alberta, Canada T5J 3Y2
(Tel) +1 780 423 5730
(Fax) +1 780 428 6324

All notices and communications given in connection with this Agreement shall be sufficiently given if addressed as aforesaid and either delivered by hand or by reputable courier service to the intended recipient's address for service as set forth above, or sent by direct facsimile telecommunication to such party at its fax number as set forth above. Any notice so given shall be deemed to have been given and received on the first Business Day on which it is presented during normal business hours at the address for service of the addressee thereof, or, in the case of a direct facsimile telecommunication, on the day on which it is transmitted if transmitted prior to or during normal business hours on a Business Day, or on the first Business Day following the day on which it is transmitted if transmitted otherwise. A party may change its address for service by giving written notice thereof to the other party.

6.5 <u>Governing Law; Attornment</u>

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta without regard to its provisions concerning conflict of laws. Any action or proceeding relating to the interpretation or the enforcement of this Agreement, or the

rights and obligations of any party hereto, shall be submitted to and be subject to the jurisdiction of the courts of the Province of Alberta. By executing this Agreement, each of the parties hereto irrevocably and unconditionally accepts and submits to the jurisdiction of the aforesaid courts with respect to any such action or proceeding, and consents to service of process in such jurisdiction.

6.6 Language

The official and formal language of this Agreement shall be the English language, and all negotiations, correspondence, notices and dispute resolution proceedings in respect of this Agreement and the subject matter hereof shall be in the English language.

6.7 Costs and Expenses

Each party shall be responsible for its own costs, fees and expenses incurred by it in connection with this Agreement including all legal and accounting fees.

6.8 Waiver

The rights of any party hereto to require strict performance of the obligations by the other hereunder shall not be impaired by the waiver of any breach of any provisions hereof, unless such waiver is in writing. Further, no such waiver shall limit or affect the rights of a party hereto with respect to any other or future breach.

6.9 Enurement

All rights, benefits and obligations under this Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

6.10 Further Assurances

Subject to the terms of this Agreement, each of the parties hereto shall from time to time and at all times hereafter, without further consideration, do and perform all such further acts and things and execute and deliver all such further agreements, assurances, deeds, assignments, conveyances, notices, releases and other documents and instruments as may reasonably be required or reasonably requested by any party to more fully assure the carrying out of the intent and purpose of this Agreement.

6.11 Severability

Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Counterpart Execution

This Agreement may be executed in separate counterparts, and the executed counterparts shall together constitute one instrument and have the same force and effect as if both of

the parties had executed the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ELLYCRACK AS

Per: ______________________

Per: ______________________

WESCORP ENERGY, INC.

Per: ______________________

Per: ______________________